Exhibit 107

Calculation of Filing Fee Tables Schedule 13E-3

(Form Type)

OneConnect Financial Technology Co., Ltd.

(Name of the Issuer and Name of Person Filing Statement)

Table 1 – Transaction Valuation

	Transaction				Amount of
	Valuation		Fee Rate		Filing Fee
Fees to Be Paid	$215,215,555	(1)	$0.0001531	(2)	$32,949.50	(2)

Fees Previously Paid	—				—
Total Transaction Valuation	$
Total Fees Due for Filing					$32,949.50
Total Fees Previously Paid					—
Total Fee Offsets					—
Net Fee Due					$32,949.50

(1)	Calculated solely for the purpose of determining the filing fee in accordance with Rule 0-11(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The filing fee is calculated based on the sum of the aggregate cash payment of HK$2.068 per share (equivalent to US$0.26 per share, converted at the most recently published Federal Reserve H.10 exchange rate available prior to the date of the Schedule 13E-3) for the [816,903,297] issued and outstanding ordinary shares of the issuer (including shares represented by ADSs) subject to the proposed scheme of the issuer (the “Transaction Valuation”).

(2)	The amount of the filing fee calculated in accordance with the Exchange Act equals US$153.1 for each US$1,000,000 of transaction value. The filing fee was calculated in accordance with Rule 0-11 under the Exchange Act.